UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2014

POSITIVEID CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry Into a Material Definitive Agreement.

On October 27, 2014, PositiveID Corporation (the “Company”) closed a Securities Purchase Agreement (“SPA I”) with Blue Citi, LLC (“Blue Citi”) providing for the purchase of a Convertible Promissory Note in the principal amount of $161,000 (“Note I”). Note I contains an $11,000 original issue discount to cover legal and due diligence fees such that the cash proceeds received on the closing of Note I is $150,000. The Company also issued a warrant in connection with Note I, providing for the purchase 1,000,000 shares of Company common stock with an exercise price of $0.08 per share. Such warrant has no price or quantity resets. Note I bears interest at the rate of 8% per annum; is due and payable on October 27, 2015; and may be converted by Blue Citi at any time after 180 days of the date of closing into shares of Company common stock at a conversion price equal to a 40% discount of the average of the three lowest closing bid prices (as set forth in Note I) calculated at the time of conversion. Note I also contains certain representations, warranties, covenants and events of default, and increases in the amount of the principal and interest rates under Note I in the event of such defaults.

On October 27, 2014, the Company also closed a Securities Purchase Agreement (“SPA II”) with LG Capital Funding, LLC (“LG Capital”) providing for the purchase of two Convertible Redeemable Notes (“Note II” or “Notes II”) in the aggregate principal amount of $73,500, with the first note being in the amount of $36,750 and the second note being in the amount of $36,750. The first Note II was funded on October 27, 2014, with the Company receiving $33,250 of net proceeds (net of legal and due diligence fees), and the second Note II was initially issued in exchange for the issuance of an offsetting $36,750 secured note, issued by LG Capital to the Company. The funding of the second Note II is subject to certain conditions as set forth in the second Note II. The Notes II bear interest at the rate of 8% per annum; are due and payable on October 21, 2015; and may be converted by LG Capital at any time after 180 days of the date of closing into shares of Company common stock at a conversion price equal to a 40% discount of the lowest closing bid price (as set forth in Notes II) calculated at the time of conversion. Notes II also contain certain representations, warranties, covenants and events of default, and increases in the amount of the principal and interest rates under Note II in the event of such defaults.

The foregoing description of SPA I, Note I, SPA II and Notes II are not intended to be complete and is qualified in its entirety by the complete text of the documents attached as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4, and Exhibit 10.5 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

The descriptions of the equity securities described in Item 1.01 issued by the Company are incorporated herein. The issuance of the notes set forth herein were made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act. The Company’s reliance upon Section 4(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual and the Company; and (f) the recipient of the notes was an accredited investor.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Securities Purchase Agreement, dated October 24, 2014, with Blue Citi, LLC

10.2	Convertible Promissory Note, dated October 24, 2014, with Blue Citi, LLC

10.3	Securities Purchase Agreement, dated October 21, 2014, with LG Capital

10.4	First 8% Convertible Redeemable Note, dated October 21, 2014, with LG Capital

10.5	Second 8% Convertible Redeemable Note, dated October 21, 2014, with LG Capital

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: October 31, 2014

/s/ William Caragol
William J. Caragol
Chief Executive Officer

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